Exhibit 99.2
Information regarding the Company
Set forth below is information regarding Callon Petroleum Company included in the Offering Memorandum.
Summary Historical Reserve Data
The following table summarizes our estimated proved reserves, standardized measure of discounted future net cash flows and PV-10. The SEC pricing reserves estimates presented in the table below prepared in accordance with SEC rules and regulations regarding oil, natural gas and NGL reserves reporting (the “SEC Pricing Reserves”) and are based on reports prepared by DeGolyer and MacNaughton (“D&M”), our independent third party reserve engineers, and Ryder Scott Company, L.P. (“Ryder Scott” and, together with D&M, the “Reserve Specialists”), the independent third party reserve engineers historically retained by Carrizo. The strip pricing reserves estimates presented in the table below as of March 31, 2020 were prepared using closing month futures prices as reported on the NYMEX WTI for oil and NYMEX Henry Hub for natural gas on April 30, 2020 (the “Strip Pricing Reserves”). The SEC Pricing Reserves presented in the table below as of March 31, 2020 were prepared by our management team. There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserves data represents estimates only, and should not be deemed exact or a prediction of actual production. In addition, the standardized measure of discounted future net cash flows should not be construed as the current market value of the Company’s oil and natural gas properties or the cost that would be incurred to obtain equivalent reserves. For further information concerning the Reserve Specialists’ estimates of our proved reserves as of December 31, 2019 in relation to evaluating the material presented, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business—Proved Oil and Gas Reserves” and the reserve reports included as exhibits in our Annual Report on Form 10-K for the year ended December 31, 2019 incorporated by reference herein.

	Proved Reserves as of December 31, 2019	Proved Reserves as of March 31, 2020
(in thousands)	SEC Pricing(1)	SEC Pricing(1)	Strip Pricing(2)
Proved developed reserves(3)
Crude oil (MBbls)	152,687	159,856	159,200
Natural gas (MMcf)	320,676	270,818	267,196
NGLs (MBbls)	24,844	49,285	48,751
Total proved developed reserves (MBoe)(4)	230,977	254,277	252,484

Proved undeveloped reserves(3)
Crude oil (MBbls)	193,674	182,165	181,939
Natural gas (MMcf)	436,458	340,071	338,837
NGLs (MBbls)	42,618	60,048	59,861
Total proved undeveloped reserves (MBoe)(4)	309,035	298,892	298,273

Total proved reserves(3)
Crude oil (MBbls)	346,361	342,021	341,139
Natural gas (MMcf)	757,134	610,889	606,033
NGLs (MBbls)	67,462	109,333	108,612
Total proved reserves (MBoe)(4)	540,012	553,169	550,757

PV-10 (Non-GAAP):
Proved developed PV-10	$ 3,246.8	$ 3,534.5	$ 2,199.0
Proved undeveloped PV-10	2,122.8	1,897.3	903.5
Total PV-10 (Non-GAAP)(5)	$ 5,369.6	$ 5,431.8	$ 3,102.5
Less: present value of future income taxes discounted at 10% per annum	418.6
Standardized measure of discounted future net cash flows (GAAP)	$4,951.0

(1) The prices used in the calculation of our SEC Pricing Reserves and PV-10 were based on the Average Realized Sales Price for sales of oil, NGLs, and natural gas on the first calendar day of each month during the trailing 12 months in accordance with SEC rules.
(2) Our Strip Pricing Reserves estimates were prepared on the same basis as our SEC Pricing Reserves, except for the use of pricing based on closing monthly future prices as reported on the NYMEX WTI for oil and NYMEX Henry Hub for natural gas on April 30, 2020. The average future prices for benchmark commodities used in determining our Strip Pricing Reserves were $26.49 per Bbl for oil for 2020, $33.51 for 2021, $36.57 for 2022, $39.07 for 2023, $41.31 for 2024, $43.52 for 2025, $45.76 for 2026, $47.96 for 2027, $50.13 for 2028, $52.13 for 2029, and $53.95 for 2030 and thereafter on the NYMEX WTI, and $2.40 per Mmbtu for natural gas for 2020, $2.76 for 2021, $2.54 for 2022, $2.46 for 2023, $2.43 for 2024 and 2025, $2.46 for 2026, $2.51 for 2027, $2.54 for 2028, $2.56 for 2029, $2.62 for 2030, $2.73 for 2031, and $2.83 for 2032 and thereafter, on the NYMEX Henry Hub. NGL pricing used in determining our Strip Pricing Reserves were approximately 26% of future crude oil prices. We believe that the use of forward prices provides investors with additional useful information about our reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date. Strip pricing futures prices are not necessarily an accurate projection of future oil and gas prices. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC prices, when considering our oil and natural gas reserves.
(3) Effective January 1, 2020, certain of our natural gas processing agreements were modified to allow us to take title to NGLs resulting from the processing of our natural gas. As a result, reserve volumes for NGLs and natural gas are presented separately for periods subsequent to January 1, 2020. For periods prior to January 1, 2020, except for reserve volumes specifically associated with the Carrizo Acquisition, reserve volumes for NGLs were presented with natural gas.
(4) Calculated by converting natural gas to barrels of oil equivalent at a ratio of six thousand cubic feet of gas to one barrel of oil, which represents their approximate relative energy content.
(5) PV-10 (Non-GAAP) is the present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies from period to period. We believe that the presentation of PV-10 provides greater comparability when evaluating oil and gas companies due to the many factors unique to each individual company that impact the amount and timing of future income taxes. In addition, we believe that PV-10 is widely used by investors and analysts as a basis for comparing the relative size and value of our proved reserves to other oil and gas companies. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Our definition of PV-10 as may differ significantly from the definitions used by other companies to compute similar measures. As a result, PV-10 as defined may not be comparable to similar measures provided by other companies. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves. GAAP does not prescribe any corresponding measure for PV-10 of reserves as of an interim date or on any basis other than SEC prices. A reconciliation of PV-10 for the SEC Pricing Reserves as of March 31, 2020 to the standardized measure of discounted future net cash flows at this time is not available without unreasonable effort.